LH00-264A                                                              05/02/01

                                                AMENDMENT NO. 3

The Investment Management Agreement (Document No. L97-0271A/Ohio State and Investors Guaranty Business) of April 16, 1997, between AMERICO LIFE, INC. of Kansas City, Missouri and EMPLOYERS REASSURANCE CORPORATION of Overland Park, Kansas, is hereby amended as follows:

I.       Effective October 1, 2000:

A. Numbered paragraph 3, as amended by Amendment No. 1, is deleted and the following numbered paragraph 3 is substituted therefor:

                      3. Advisory fees. The Client shall pay a quarterly advisory fee to Americo in an amount equal to .0375% of the assets at the end of each calendar quarter contained in the account for the Escrow Agreement (ERC Assets) of May 21, 1997 between Bankers Trust Company, the Client and The College Life Insurance Company or its successor.

B. The parenthetical description in the title of this agreement is changed from "(Ohio State and Investors Guaranty Business)" to "(ERC Assets)."

C. The second sentence is deleted from numbered paragraph 4 (Term of Agreement), as amended by Amendment No. 1, and the following sentence is substituted therefor:

                      If not sooner terminated by mutual consent of the parties hereto, this agreement shall remain in force until The College Life Insurance Company (or its successor or designated affiliate) assumes a 70% quota share of the Client's interests and liabilities under the following reinsurance agreements:

                      Automatic Coinsurance Reinsurance Agreement of April 16, 1997 between Client and The Ohio State Life Insurance Company

                      Automatic Coinsurance Reinsurance Agreement of April 16, 1997 between Client and Investors Guaranty Life Insurance Company

II. As respects rights and obligations outstanding as of January 1, 2001 and arising thereafter, AMERICO LIFE, INC. is deleted and AMERICO ADVISORS, LC is substituted therefor.

In all other respects not inconsistent herewith, said agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in duplicate.


 EMPLOYERS REASSURANCE                       AMERICO ADVISORS, LC
 CORPORATION


By:_________________________________       By:________________________________

Title:________________________________     Title:______________________________

Date:________________________________      Date:_______________________________


           AMERICO LIFE, INC.


By:________________________________

Title:_______________________________

Date:_______________________________